Exhibit 99.1

  Capital Corp of the West Announces a 10% Earnings Increase Along With a 16%
            Increase in Total Assets Relative to Third Quarter 2003

    MERCED, Calif., Oct. 12 /PRNewswire-FirstCall/ -- Capital Corp of the West (Nasdaq: CCOW) today announced a 10% increase in net income for the third quarter ended September 30, 2004 relative to the third quarter 2003.

    "With this quarter's results, we have provided our shareholders a Return on Equity (ROE) of 15% or higher for each quarter for more than two consecutive years," stated Chief Executive Officer, Tom Hawker. "County Bank's 10-Year Strategic Plan mandates opening two to three branches per year while generating growth in assets of at least 15% and maintaining a Return On Equity
(ROE) of at least 15%. This means we must absorb significant start up costs until each new branch reaches profitability. County Bank can accomplish this because of the continued strong growth at its existing branches and corporate lending offices and the development of new products and services such as the newly formed Wealth Management and Trust Services division. The ability to maintain its strong performance record while at the same time absorbing such significant expenses gives the best indication of County Bank's real operational strength.

    "Since the third quarter of 2003, total assets increased 16%, loans increased 19%, and deposits increased 12% as we continue to expand our franchise throughout the Central Valley. A key goal of an efficiency ratio below 60% has also been achieved with a 56% efficiency ratio this quarter. This is another significant achievement due to the fact that we continue to invest earnings back into our franchise in order to sustain the growth statistics we are experiencing. A good example of these reinvestment activities is our newly created Wealth Management Division and its successful business development activities already resulting in the recording of revenues this quarter. We are now increasing our forecasted earnings for the remainder of 2004 and are looking forward to the future and sustaining our current high levels of performance."

    "These third quarter results of a 16.3% ROE and a 16% growth in assets over a year ago, continues our internal goal of achieving at least a 15% growth in assets while returning a 15% or better ROE to our shareholders," stated Chief Financial Officer, R. Dale McKinney. "Our 4.45% margin for the quarter is as anticipated and is a result of a solid 12% net deposit growth since a year ago. We achieved this net deposit growth while at the same time improving our funding mix by allowing $44 million in brokered deposits to mature. After allowing for the maturing brokered deposits, our underlying deposits have actually increased 17% from third quarter year ago. Our third quarter 2004 pretax earnings are even stronger with a pre tax earnings increase of 28% compared to third quarter 2003. This is due an increase in our third quarter 2004 effective tax rate to 34% relative to the third quarter 2003 effective tax rate of 23% in anticipation of both higher federal and state income tax payments for the year 2004."


                             Earnings Discussion


    Net earnings were $3,983,000 or $0.67 per share for the three months ended September 30, 2004. This compares to earnings of $3,628,000 or $0.62 per share for the same period in 2003. Annualized return on average assets and return on average equity were 1.21% and 16.26% for the third quarter of 2004 compared with 1.26% and 16.61% for the third quarter of 2003.

    The 2004 third quarter earnings of $3,983,000 reflect a year over year increase in earnings of $355,000 due primarily to a $1,421,000 improvement in net interest income. The increase in net interest income was driven by a $136,889,000 or a 13% increase in average interest earning assets. The net interest margin for the third quarter of 2004 was 4.45%, which is equal to the 4.45% achieved during the same period during 2003. In comparing the 2004 to 2003 third quarter, noninterest expenses increased by $168,000 due primarily to increases in salaries and benefits of $234,000 that were the result of management and support staff increases necessary to accommodate branch expansion and normal salary progression. Our effective tax rate was 34% for the third quarter of 2004 compared with 23% for the same quarter in 2003. Income tax expense increased $958,000 to $2,042,000 when compared to the $1,084,000 recorded during the same quarter in 2003. The increase in the 2004 tax rate is attributable to no longer recording REIT tax benefits for state income tax purposes, realization of lower than expected housing tax credits, and a higher level of taxable operating income.


                                Credit Quality


    The Company's allowance for loan losses was $14,361,000 or 1.67% of total loans at September 30, 2004. Nonperforming assets totaled $4,306,000 or 0.32% of total assets and nonperforming loans stood at $4,246,000 or 0.49% of total loans. At September 30, 2004 the allowance for loan losses totaled
338% of nonperforming loans. This compares to an allowance for loan losses of $13,177,000 or 1.83% of total loans at September 30, 2003. At September 30, 2003, nonperforming assets totaled $1,793,000 or 0.15% of total assets, nonperforming loans totaled $1,733,000 or 0.24% of total loans and the allowance for loan losses totaled 760% of nonperforming loans. The increase in nonperforming loans between September 30, 2004 and 2003 was primarily due to the downgrading of two real estate loans totaling $3.1 million. The two real estate loan downgrades are composed of a $2.1 million fourth quarter 2003 and a $1.0 million second quarter 2004 downgrade. Each of these loans is adequately secured by first deeds of trust.


                            Book Values - Capital


    The Company's capital at September 30, 2004 stood at $101,742,000 compared with $85,613,000 as of September 30, 2003. Book value and tangible book value per share totaled $17.63 and $17.25 as of September 30, 2004 as compared to $15.23 and $14.73 as of September 30, 2003. The Company's tangible leverage capital ratio stood at 8.68% at September 30, 2004, compared with 7.66% as of September 30, 2003. The Company's risk based capital ratio stood at 11.80% at September 30, 2004, compared with 10.85% as of September 30, 2003


                            Forecasted Information


    Looking to the fourth quarter of 2004, Chief Financial Officer R. Dale McKinney comments, "Although as expected rates have risen recently, it is still difficult to predict future interest rates. Our forecast for the fourth quarter of 2004, based on the current rate environment, is for margins to decline slightly from the 4.45% reported this quarter. Should rates rise during the fourth quarter margins are forecasted to remain flat relative to this quarter. Loan loss accruals for the fourth quarter are anticipated to be in line with a forecasted $25 to $35 million range of loan growth for the fourth quarter of 2004. For the fourth quarter, ROE is forecast to continue at 15% plus and growth in total assets should continue at an approximate
15% annual pace. We are increasing our prior earnings forecast to a 13% to 15% improvement over our 2003 year, or fully diluted earnings per share in the $2.60 to $2.65 range. Our 2004 earnings forecast, includes a fourth quarter effective tax rate of approximately 34% and a total 2004 year effective tax rate of approximately 33%, well above the 2003 total year effective tax rate of 26%. Although we plan to continue to build and strengthen our franchise by reinvesting in our future, we anticipate an efficiency ratio below 60% going forward. Risk based capital ratios are anticipated in the 11.25% to 11.75% range and leverage capital ratios are anticipated in the 8.00% to 8.50% range for fourth quarter 2004. These ratios continue to be considered well capitalized by regulatory definitions."


                          Conference Call Recording


    Capital Corp of the West's third quarter 2004 earnings conference call is scheduled for October 13, 2004 at 7:00 a.m. PDT. Investors have the opportunity to listen to a recording of the conference call by going the web site of the company www.ccow.com just after the call and following the instructions to play back the recorded conference call. The recording will be available on the web site for 30 days following the conference call.


                                 Safe Harbor


    In addition to historical information, this release includes certain forward-looking statements regarding events and trends that may affect the Company's future results. Such statements are subject to risks and uncertainties that could cause the Company's actual results to differ materially. These factors include general risks inherent to commercial lending; risks related to asset quality; risks related to the Company's dependence on key personnel and its ability to manage existing and future growth; risks related to competition; risks posed by present and future government regulation and legislation; and risks resulting from federal monetary policy.


                            Reference Information


    Capital Corp. of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 27 years of service as "Central California's Community Bank." Currently County Bank has twenty branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Stanislaus, San Joaquin, San Francisco and Tuolumne. As of the latest FDIC data, County Bank has 6.2% market share of the six counties in which it has retail branches. This ranks County Bank sixth out of forty financial institutions in its market area. For further information about the Company's financial performance, contact Tom Hawker, President & Chief Executive Officer at 209-725-2276, or R. Dale McKinney Chief Financial Officer, at 209-725-7435.


                           Capital Corp of the West
                      Consolidated Statements of Income

     (Dollars in thousands)
                                  For the Three Months  For the Nine Months
                                  Ended September 30,   Ended September 30,
                                     2004     2003         2004    2003

     Interest income                $17,587  $16,052    $51,787  $46,196
     Interest expense                 4,256    4,142     12,511   12,326
     Net interest income             13,331   11,910     39,276   33,870
     Provision for loan losses          760      751      2,001    1,904
     Other income:
       Service charges on accounts    1,641    1,430      4,655    4,064
       All other income
     Other expenses:                    978    1,120      2,995    3,217
       Salaries and related benefits  4,976    4,742     15,470   14,179
       Premises and occupancy           990      727      2,533    2,109
       Equipment                        789      875      2,361    2,336
       Professional fees                335      310      1,103    1,068
       Marketing                        281      208        781      716
       Intangible amortization          167      170        500      510
       Supplies                         222      183        622      615
       Other expenses                 1,405    1,782      4,509    4,662
     Total other expenses             9,165    8,997     27,879   26,195
     Income before income taxes       6,025    4,712     17,046   13,052
     Provision for income taxes       2,042    1,084      5,539    3,002
     NET INCOME                      $3,983   $3,628    $11,507  $10,050


                           Capital Corp of the West
                         Consolidated Balance Sheets

                                                             2004      2004
     (Dollars in thousands)           At September 30,     Averages  Averages
                                     2004        2003        QTD        YTD
        Assets
    Cash and noninterest-bearing
      deposits in other banks      $43,894     $40,540     $41,569    $40,135
    Federal funds sold               3,910      28,290      12,284      9,605
    Time deposits at other
     financial institutions            350         350         350        350
    Investment securities
     available for sale,
     at fair value                 267,031     237,114     262,822    274,250
    Investment securities
     held to maturity at
     cost, fair value of
     $120,893 and $89,380
     at September 30, 2004
     and 2003                      120,191      89,480     105,750    102,641
    Loans, net of allowance
     for loan losses of $14,361
     and $13,177 at September
     30, 2004 and 2003             843,619     708,745     815,941    786,188
    Interest receivable              5,530       5,378       5,366      5,446
    Premises and equipment,
     net                            20,040      14,429      19,367     18,100
    Intangible assets                2,149       2,815       2,237      2,403
    Other assets                    44,649      35,436      46,621     43,110
        Total assets            $1,351,363  $1,162,577  $1,312,307 $1,282,228

        Liabilities and Shareholders' Equity
    Deposits
      Noninterest-bearing
       demand                    $ 234,578    $172,945    $219,849   $205,897
      Negotiable orders of
       withdrawal                  148,409     125,076     149,659    142,725
      Savings                      345,937     308,254     348,290    347,091
      Time, under $100             196,887     175,060     191,118    186,719
      Time, $100 and over          161,840     193,497     160,336    168,112
        Total deposits           1,087,651     974,832   1,069,252  1,050,544

    Total borrowings               140,159      90,235     123,693    115,339
    Subordinated Debentures         16,496       6,186      16,496     16,496
    Accrued interest, taxes
     and other liabilities           5,315       5,711       4,886      4,808
        Total liabilities        1,249,621   1,076,964   1,214,327  1,187,187

    Preferred stock, no par
     value; 10,000,000 shares
     authorized; none outstanding       --          --          --         --
    Common stock, no par value;
     20,000,000 shares authorized;
     5,772,325 and 5,619,770
     issued & outstanding at
     September 30, 2004 and 2003    56,572      53,436      55,878     55,153
    Retained earnings               45,426      31,228      43,637     40,171
    Accumulated other
     comprehensive income            (256)         949     (1,535)      (283)
        Total shareholders'
         equity                    101,742      85,613      97,980     95,041
        Total liabilities and
         shareholders' equity  $ 1,351,363 $ 1,162,577  $1,312,307 $1,282,228


                          Loan Portfolio Composition

                                       September 30           September 30
     (Dollars in thousands)               2004                    2003

    Loan Categories:                 Dollar    Percent       Dollar   Percent
                                     Amount    of loans      Amount   of loans

    Commercial                      $236,738       27%      $166,006     23%
    Agricultural                      83,057        10        98,008     14
    Real estate construction         100,166        12        79,631     11
    Real estate mortgage             361,379        42       310,978     43
    Consumer                          76,640         9        67,299      9
    Total                            857,980      100%       721,922   100%
    Less allowance for loan losses  (14,361)                (13,177)
    Net loans                       $843,619                $708,745


                       Allowance for Loan Loss Activity

                                      For the Nine Months Ended September 30,
                                           2004      2003         2002
                                                 (In thousands)
     Allowance for Loan Losses:
     Balance at beginning of period      $13,263   $12,134      $9,743
     Provision for loan losses             2,001     1,904       3,421
     Charge-offs                         (1,420)   (1,396)     (1,847)
     Recoveries                              517       535         617
     Net charge-offs                       (903)     (861)     (1,230)
     Balance at end of period            $14,361   $13,177     $11,934

     Loans outstanding at period-end    $857,980  $721,922    $612,755
     Average loans outstanding          $799,997  $672,370    $563,518

     Annualized net charge-offs to
      average loans                        0.15%     0.17%       0.29%
     Allowance for loan losses
         To total loans                    1.67%     1.83%       1.95%
         To nonperforming loans          338.25%   760.36%     160.84%


                           Selected Financial Data

   Capital Corp of the West          Three    Three       Nine       Nine
   Selected Financial Data           Months   Months      Months     Months
                                     Ended    Ended       Ended      Ended
                                  09/30/04   09/30/03    09/30/04   09/30/03

     Basic Earnings Per Share       $0.69    $0.65       $2.01      $1.79
     Diluted Earnings Per Share     $0.67    $0.62       $1.94      $1.73

     Annualized Return on:
     Average Assets                 1.21%    1.26%       1.20%      1.23%
     Average Equity                16.26%   16.61%      16.14%     16.00%
     Net Interest Margin            4.45%    4.45%       4.49%      4.54%
     Efficiency Ratio                 56%      61%         58%        62%
     Annualized Net Charge-offs to
       Average Loans                0.08%    0.11%       0.15%      0.17%


                      Capital / Shareholder information

                                                 Sept. 30,        Sept. 30,
                                                   2004             2003

     Book Value Per Share                         $17.63          $15.23
     Tangible Book Value Per Share                $17.25          $14.73

     Leverage Capital Ratio                        8.68%           7.66%
     Risk Based Capital Ratio                     11.80%          10.85%


                             Nonperforming Assets

                                                 Sept. 30        Sept. 30
                                                   2004            2003
                                                      (In thousands)

     Nonaccrual loans                             $3,836          $1,725
     Accruing loans past due 90 days or more         410               8
       Total nonperforming loans                   4,246           1,733
     Other real estate owned                          60              60
       Total nonperforming assets                 $4,306          $1,793

     Nonperforming loans to total loans            0.49%           0.24%
     Nonperforming assets to total assets          0.32%           0.15%




SOURCE  Capital Corp of the West
    -0-                             10/12/2004
    /CONTACT: Thomas T. Hawker, President/Chief Executive Officer, +1-209-725-2276, or R. Dale McKinney, EVP/Chief Financial Office,
+1-209-725-7435, both of Capital Corp of the West/
    /Web site:  http://www.ccow.com /
    (CCOW)

CO:  Capital Corp of the West; County Bank
ST:  California
IN:  FIN
SU:  ERN CCA